Exhibit 10.1

April 2, 2015

Brian Farley

3600 Holly Lane North, Suite 40

Plymouth, MN 55447

Dear Brian:

This letter describes certain compensation changes in connection with your transition from Chief Executive Officer of Entellus Medical, Inc. (“Entellus”) to your new role as Executive Chairman of the Entellus Board of Directors. In signing this letter, you hereby consent and agree to the terms of your employment relationship with Entellus set forth below, effective April 2, 2015. This letter shall constitute an amendment to your employment letter agreement, dated March 8, 2010 and your severance agreement, dated January 1, 2015 (the “Severance Agreement”).

1. Position. Effective as of April 2, 2015, you will continue as an employee of Entellus in the position of Executive Chairman of the Board of Directors.

2. Base Salary and Annual Bonus. As compensation for your services in 2015 as Executive Chairman, you will receive a prorated percentage of your current annual base salary (which is $550,000 on an annualized basis), effective as of April 2, 2015. You will remain eligible to receive an annual cash bonus in accordance with the Company’s annual bonus program for the Company’s 2015 fiscal year, and your target bonus will equal 75% of your base salary actually earned in 2015.

3. Stock Options. As Executive Chairman, you will continue to provide service to Entellus and your currently-outstanding stock options will continue to vest through such service in accordance with the terms of the stock option agreements.

4. Severance. You further agree that neither the foregoing nor any action taken by Entellus in connection therewith (including without limitation the appointment of a new Chief Executive Officer of Entellus) will constitute a termination of your employment without Cause or an event giving rise to Good Reason for purposes of your Severance Agreement or any other agreement between you and Entellus.

Sincerely,

/s/ Robert S. White	/s/ Guido Neels
Robert S. White	Guido Neels
Entellus Medical, Inc.	Compensation Committee Chairman

Accepted, Acknowledged and Agreed:

/s/ Brian Farley
Name: Brian Farley